UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2014

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on May 7, 2014, Covisint Corporation (“Covisint”) and Compuware Corporation (“Compuware”) entered into a Purchase Agreement that provided for Compuware to purchase shares of Covisint common stock from Covisint from time to time, and on May 8, 2014, Covisint amended each of its outstanding option agreements to purchase Covisint common stock exercisable through the end of December 2014 to provide the option holders with tandem stock appreciation rights settleable in cash (“SARs”).  Some of these options are held by Robert C. Paul, who is a “named executive officer” of Compuware.

The purpose of the Purchase Agreement and the grant of the SARs was to permit Compuware to maintain greater than 80% ownership of Covisint in order to enable it to qualify under United States Internal Revenue Code Section 355 for a subsequent tax-free distribution of its shares in Covisint to Compuware shareholders. The Purchase Agreement and the SARs grants were executed in anticipation of the expiration of lock-up agreements applicable to holders of non-qualified stock options to acquire Covisint common stock and the potential exercise of those options, in an effort to reduce the cost to Compuware of maintaining such ownership.  Purchases of Covisint common stock under the Purchase Agreement would have provided Covisint with the cash necessary to fund payments due upon exercises of the tandem SARs.

On June 5, 2014, Compuware reported that it had purchased shares of Covisint in the market and in private transactions. Because a sufficient number of Covisint shares were purchased by Compuware to maintain its ownership of Covisint above the 80% threshold, Covisint rescinded the SARs grants to Mr. Paul and the other recipients on June 17, 2014 prior to the SARs becoming exercisable and Covisint and Compuware terminated the Purchase Agreement on June 20, 2014.

Item 9.01.	Financial Statements and Exhibits.

10.1	Form of Notice of Rescission of Amendment to Stock Option Agreement (incorporated by reference to Covisint’s Current Report on Form 8-K filed on June 23, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 24, 2014	COMPUWARE CORPORATION

	By:	/s/ Joseph R. TAngileri

Joseph R. Angileri
Chief Financial Officer